CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FORTRESS AMERICAN ACQUISITION CORPORATION II

(Pursuant to Section 242 of the Delaware General Corporation Law)

FORTRESS AMERICA ACQUISITION CORPORATION II, a Delaware corporation organized and existing under the Delaware general corporation law, hereby certifies as follows:

1.	The current name of the corporation is FORTRESS AMERICA ACQUISITION CORPORATION II (the “Corporation”).

2.	The Corporation filed its Certificate of Incorporation with the Delaware Secretary of State on May 14, 2007.

3.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the content of Article FIRST thereof in its entirety and inserting in lieu thereof the following:

“FIRST: The name of the Corporation is SECURE AMERICA ACQUISITION CORPORATION (the “Corporation”).

4.	This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted pursuant to the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, an authorized officer of FORTRESS AMERICA ACQUISITION CORPORATION II, has executed this Certificate of Amendment to the Certificate of Incorporation as of August 6, 2007.

FORTRESS AMERICA ACQUISITION
CORPORATION II

By: /s/   C. Thomas McMillen
       C. Thomas McMillen
       Chairman and Co-Chief Executive Officer